Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 333-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414 on Form S-8 and Registration Statement Nos. 333-60350, 333-48841, 333-12031, 333-46676, 333-106401, 333-69476, 333-120612, 333-158234 and 333-165498 on Form S-3 of our reports dated February 21, 2012 relating to the consolidated financial statements and financial statement schedule of Cousins Properties Incorporated and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 21, 2012